Exhibit 99.1

LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph. (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

News Release

Contact: Raymond Martz, Vice President of Finance & Investor Relations--Bethesda +301/941-1516

MERIDIEN EVICTED FROM DALLAS HOTEL
LaSalle Hotel Properties Rebrands Hotel as Westin City Center Dallas;
Starwood Hotels & Resorts Selected As Manager

BETHESDA, MD, July 14, 2003 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has succeeded in having Meridien evicted as tenant of its 407-room Dallas convention hotel. The eviction was the result of the legal proceedings that the Company has been pursuing since January 2002 to enforce its rights under the lease agreement with Meridien. The hotel has been rebranded as the Westin City Center Dallas and is now being operated by Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT).

"We are excited that we have prevailed in the legal process," noted Michael Barnello, Chief Operating Officer of LaSalle Hotel Properties. "The court's judgment of possession ruling underscores our position that Meridien operated our Dallas hotel as a wrongful holdover tenant and committed an event of default as defined in our lease agreement with Meridien. Additionally, we will continue to seek reimbursement for our legal fees, damages and holdover rent from Meridien."

The eviction ruling was subsequent to an order from the District Court of Dallas County, State of Texas stating that Meridien committed an event of default as defined in its lease agreement with LaSalle and that it had no lawful right of possession. The Company has retained Meridien's $1.0 million security deposit in accordance with its lease agreement with Meridien.

In conjunction with Meridien's eviction, today the Company announced that the hotel has been rebranded as the Westin City Center Dallas and is now operated by Starwood Hotels & Resorts Worldwide, Inc. Additionally, the Company announced it has commenced a $3.0 million renovation program. This program will include installation of Westin's signature Heavenly Bed (registered trademark) and Heavenly Bath (registered trademark) in all guestrooms, as well as Westin Service Express (registered trademark) and Westin One Call (registered trademark). The Company will also refurbish the lobby and install new hotel management information systems.

"Starwood is a premier worldwide management company with a tremendous reputation for quality and excellent customer service," noted Mr. Barnello. "We are excited to have this organization associated with our Dallas hotel. Furthermore, the Westin brand is anticipated to add significant benefits to the hotel including improved guest service, enhanced reservation system support, better brand awareness, augmented marketing and advertising coverage, and a deeper management team and overall support network. We believe the Westin brand and Starwood will unleash the hotel's true potential."

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties - 301/941-1516

Raymond Martz, VP Finance, LaSalle Hotel Properties - 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com